Exhibit 10.4
EXCLUSIVE LICENSE AGREEMENT

PREAMBLE

This Agreement is made and entered into, effective as of March 4, 2013, (“Effective Date”) by and between: Washington University, a corporation established by special act of the Missouri General Assembly approved February 22, 1853 and acts amendatory thereto, having its principal offices at One Brookings Drive, St. Louis, Missouri 63130 (hereinafter referred to as "WU"); and Chromadex a corporation organized and existing under the laws of the State of California, having its principal offices at 10005 Muirlands Blvd. Suite G Irvine CA 92618 (hereinafter referred to as "Licensee") and the following correspondence addresses:

Attn: Legal/C.F.O Postal: 10005 Muirlands Blvd. #G City, State, Zip: Irvine CA 92618 Fax:949-600-9597 Email: tom.varvaro@chromadex.com	Attn: Accounting Postal: 10005 Muirlands Blvd. #G City, State, Zip: Irvine CA 92618 Fax:949-600-9597 Email: jamesl@chromadex.com	Attn: Technical Postal: 10005 Muirlands Blvd. #G City, State, Zip: Irvine CA 92618 Fax:949-600-9597 Email: tom.varvaro@chromadex.com

License Issue Fee: $40,000

License Maintenance Fee: $25,000

Options for Improvement: 1 yr option; $20,000 additional licensing fee per improvement.

Milestones and Payments:

Market	Milestone	Timing	Payment
Field 1 (dietary supplement, sports nutrition, functional foods, skin care/cosmetic)	Commercial-scale production	12 months	$2K
	Cumulative sales >3kg	18 months	$5K
	$200K cumulative sales	24 months	$10K
	$1M cumulative sales	36 months	$15K
Field 2 (food/beverage with FDA approval)	Cumulative sales >3kg	36 months	$5K
	Cumulative sales >20kg	48 months	$10K
Field 3 (consumer foods)	Cumulative sales >3kg	24 months	$5K
	$100K cumulative sales	36 months	$10K
	$500K cumulative sales	48 months	$15K
Field 4 (research reagents)	$5K cumulative sales	24 months	$500
	$10K cumulative sales	36 months	$1k
Field 5 (pharmaceutical)	IND	TBD	$20,000
	Phase I initiation		$20,000
	Phase II initiation		$25,000
	Phase III initiation		$50,000
	NDA		$100,000
	First Commercial Sale		$250,000

Royalty Rate:

a.Patent Royalty Rate	4%
b.Non-Patent Royalty Rate	2%
c. Pass-through for sublicensee(s)	2%

Minimum Royalty: $25,000

Sublicensee Revenue percentage: 50% if technology is flipped, 25% if significant value is added to the technology such as an IND filing or additional enabling technology.

Patents: Listed in Exhibit E herein, below; all patent expenses to be paid by Licensee.

All past patent expenses authorized by Chromadex.

Field: dietary supplements, sports nutrition, functional foods, skin care and cosmetics, food and beverage, research reagents, medical foods, and pharmaceutical uses.

Territory: Worldwide.

Term: The term of this Agreement shall commence on the Effective Date and continue until the later of: a) the last day that at least one Valid Claim exists; or b) the tenth anniversary of the day of the First Commercial Sale whichever is longer.

RECITALS

A.
WU possesses certain Patent Rights (as defined below), Technical Information (as defined below), and Tangible Research Property (as defined below).

B.
Licensee has developed a plan to manufacture, promote, import, sell and/or market products based on the Patent Rights, the Technical Information, and/or the Tangible Research Property which plan is attached hereto as Exhibit A (the “Development Plan”).

C.
Licensee WU possesses the desire, knowledge, expertise, experience and resources to carry out the Development Plan, to meet the milestones set forth in Exhibit F hereto and to otherwise diligently manufacture, market and to otherwise diligently commercialize products based on the Patent Rights, Tangible Research Property and/or the Technical Information.

D.
Licensee desires to obtain from WU certain licenses to the Tangible Research Property, Technical Information and Patent Rights and WU desires to grant such licenses to Licensee.
TERMS AND CONDITIONS
NOW, THEREFORE, in consideration of the premises, covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.
Definitions.

As used in this Agreement, the following terms have the meaning ascribed to them below:

1.1           “Agreement” is defined in the Preamble above.

1.2           “Affiliate” means an entity that now or hereafter, directly or indirectly, controls or is controlled by or is under common control with a party to this Agreement whether by beneficial ownership, contract, or otherwise.

1.3           “Calendar Half” means each six-month period of a calendar year, or portion thereof, beginning on January 1 or July 1.

1.4           “Claims” is defined in Section 11.1 below.

1.5           “Confidential Information” is defined in Section 7.1 below.

1.6           “Development Plan” is defined in Recital B above.

1.7           “Effective Date” is defined in the Preamble above.

1.8           “Election Notice” is defined in Section 9.3 below.

1.9           “Field” is defined in the Preamble above.

1.10           “First Commercial Sale” means the earlier to occur of (a) the earliest date on which Licensee transfers a Licensed Product for compensation (including equivalent cash value for trades or other non-cash payments), or (b) the earliest date on which Licensee offers a Licensed Service for compensation (including equivalent cash value for trades or other non-cash payments).

1.11           “License Issue Fee” is defined in the Preamble above.

1.12           “Licensed Product” means (a) any product made, made for, used, sold or imported by Licensee and/or Sublicensee that (i) in the absence of this Agreement would infringe at least one Valid Claim, or (ii) uses a process covered by a Valid Claim, and/or (b) any product made, and/or method or process used, in whole or in part, using or otherwise derived from Technical Information and/or Tangible Research Property., with the provisio that no product shall be construed a "Licensed Product" pursuant to (a)(i) or (a)(ii) of this section which would not infringe any claim of a Patent Rights patent application pending in the United States as of October 15, 2012, or any claim of an issued, unexpired, valid and enforceable Patent Rights patent, in either the country of the product's manufacture or sale or (3)does not contain nicotinamide adenine dinucleotide (NAD) or its precursor NADH, an intermediate of a de novo pathway for synthesizing NAD, an intermediate of a NAD salvage pathway, an intermediate of a nicotinamide riboside kinase pathway, or a combination thereof, such ingredients including but not limited to nicotinamide mononucleotide, nicotinic acid mononucleotide, and nicotinamide riboside."

1.13           “Licensed Service” means (a) any service performed by Licensee and/or Sublicensee that (i) in the absence of this Agreement would infringe at least one Valid Claim, or (ii) uses a process covered by a Valid Claim, and/or (b) service performed by Licensee that uses or is otherwise derived from Technical Information and/or Tangible Research Property.

1.14           “Licensee” is defined in the Preamble above.

1.15           “Minimum Royalty” is defined in the Preamble above.

1.16           “Net Sales” means mean Net Sales for Licensed Products and Net Sales for Licensed Services.

1.17           “Net Sales for Licensed Products and Net Sales for Licensed Services” means the gross value, compensation, and payments, whether in cash or in kind, received by Licensee or its Sublicensees for Sales of Licensed Products or Licensed Services, respectively, less all Permissible Deductions.

1.18           “Patent Rights” means, subject to Section 9.3 below, the patents and patent applications, and all foreign counterparts, continuations, divisions, extensions, reexaminations and reissues thereof, which trace their earliest priority filing date by unbroken lineage to any of such patent or patent applications, as set forth in Exhibit E, herein below.

1.19            “Permissible Deductions” means, and shall be limited to, any (a) trade, quantity and cash discounts on Licensed Products actually provided to third parties in connection with arms length transactions, (b) credits, allowances or refunds, not to exceed the original invoice amount, for actual claims, damaged goods, rejections or returns of Licensed Products, and (c) excise, sale, use, value added or other taxes, other than income taxes, paid by Licensee due to the Sale of Licensed Products.

1.20           “Sale” means any transaction in which a Licensed Product or Licensed Service is exchanged or transferred for any value, payment or compensation of any type or kind. Notwithstanding the forgoing, Sales of any kind shall not include and shall expressly exclude transfers by Licensee: (a) to a Sublicensee of Affiliate for distribution or their own internal testing of samples of any Licensed Product or Licensed Service, provided that such testing is not conducted for or on behalf of any end user and further provided that Licensee receives no payment for such Licensed Product or Licensed Service in excess of the fully burdened (i.e. direct and indirect) costs of producing and transporting such materials; and (b) for its and its Affiliates own non-commercial laboratory research and development purposes, manufacturing, marketing/promotional purposes, beta testing and/or clinical testing, provided that the foregoing is not performed for or on behalf of any end user and further provided that Licensee receives no payment for such Licensed Product or Licensed Service in excess of the fully burdened (i.e. direct and indirect) costs of producing and transporting such materials and/or providing such Licensed Product or License Service.

1.21          “Royalty Rate” is defined in the Preamble above and shall include both the “Patent Royalty Rate” and the “Non-Patent Royalty Rate.” “Patent Royalty Rate” means the Royalty Rate that shall apply to licensed activities within Territory countries in which there is at least one Valid Claim. “Non-Patent Royalty Rate” means the Royalty Rate that shall apply to licensed activities, including use of Tangible Research Property and/or Technical Information, in Territory countries in which there is no Valid Claim.

1.22           “Tangible Research Property” means, subject to Section 9.3 below, any and all research tools and other personal property that WU may provide to Licensee as specifically set forth in Exhibit B hereto.

1.23           “Technical Information” means, subject to Section 9.3 below, research and development information, unpatented inventions, know-how, data, methods, and technical data and information, in each instance that are necessary to practice the Patent Rights and/or to commercialize one or more Licensed Products, as specifically set forth in Exhibit C hereto.

1.24           “Termination Fee” is defined in Section 13.2 below.

1.25           “Territory” is defined in the Preamble above, except that it shall exclude those countries to which export of technology or goods is prohibited by applicable U.S. export control laws or regulations.

1.26           “WU” is defined in the Preamble above.

1.27           “WU Indemnitee” is defined in Section 11.1.

1.28           “Valid Claim” means a claim (a) of a pending Patent Rights patent application, or (b) of an issued and unexpired Patent Rights patent that has not been (i) held invalid or unenforceable by a court or other governmental agency of competent jurisdiction in a decision or order that is not subject to appeal, (ii) canceled, (iii) abandoned in accordance with, or as permitted by the terms of this Agreement or by mutual written agreement of WU and Licensee.

1.29           “Sublicensing Revenue” means all value, payment or compensation of any type or kind, other than earned royalties on Net Sales, received by Licensee from or through its Sublicensees for the licensing, cross-licensing or other authorized use of any license or right granted herein by WU. Sublicensing Revenue shall include, without limitation, all fees, milestone payments, cash equivalents, equities, securities, equipment, property, rights or anything else of value received by Licensee as sublicensing consideration from or for the benefit of any Sublicensee.

2.
License Grants and Restrictions.

2.1        Patent Rights. Subject to the terms and conditions of this Agreement, WU hereby grants to Licensee, and Licensee hereby accepts, a non-transferable, exclusive (subject to Section 2.4 below) and royalty-bearing license under the Patent Rights and for the Term of this Agreement, to (a) make, have made, sell, offer for sale, use, and import Licensed Products, and (b) perform Licensed Services, in each instance solely in the Territory and in the Field. For the avoidance of doubt, Licensee acknowledges and agrees that no license is granted or implied under the Patent Rights outside the Field or the Territory.

2.2        Technical Information. Subject to the terms and conditions of this Agreement, WU hereby grants to Licensee, and Licensee hereby accepts, a non-transferable, nonexclusive and royalty-bearing license for the Term of this Agreement to use the Technical Information solely for the purpose of exploiting the license granted to Licensee in Section 2.1 above. For the avoidance of doubt, Licensee acknowledges and agrees that no license is granted or implied under the Technical Information outside the Field or the Territory.

2.3      Tangible Research Property. Subject to the terms and conditions of this Agreement, WU hereby grants to Licensee, and Licensee hereby accepts, a nontransferable, nonexclusive and royalty-bearing license, for the Term of this Agreement, to use the Tangible Research Property solely for the purpose of exploiting the licenses granted to Licensee in Sections 2.1 and 2.2 above. For the avoidance of doubt, Licensee acknowledges and agrees that no license is granted or implied to use the Tangible Research Property for any other purpose.

2.4        Limitations on Patent Rights License. WU retains its right to use the Patent Rights to make, have made, use, and import Licensed Products and to perform Licensed Services in the Territory and in the Field for research and educational purposes including collaboration with other nonprofit entities, which shall expressly exclude any commercial purposes.

2.5        Clarifications. For the avoidance of doubt, the license "to have made" granted in Section 2.1 above means that the Licensee may contract with one or more third parties to make Licensed Products for Licensee for Sale or offer for Sale by Licensee within the scope of its sales operations. In any such event, Licensee shall require all such third parties to be bound to a written confidentiality agreement that contains non-use and nondisclosure obligations that are at least as restrictive as those that are contained in Article 7 below before any Confidential Information is disclosed to such third parties.

2.6        Government Rights. In accordance with Public Laws 96-517, 97-256 and 98-620, codified at 35 U.S.C. §§ 200-212, the United States government retains certain rights to inventions arising from federally supported research or development. Under these laws and implementing regulations, the government may impose requirements on such inventions. Licensed Products embodying inventions subject to these laws and regulations sold in the United States must be substantially manufactured in the United States. The license rights granted in this Agreement are expressly made subject to these laws and regulations as amended from time to time. Licensee shall be required to abide by all such laws and regulations.

2.7           Reservation of Rights and Restrictions. Nothing in this Agreement provides Licensee with any ownership rights of any kind in the Patent Rights, the Technical Information and/or any Tangible Research Property. All ownership rights in the Patent Rights, the Technical Information and the Tangible Research Property shall remain the sole and exclusive property of WU. The risk of loss of all Tangible Research Property shall pass to Licensee upon delivery. For the avoidance of doubt, Licensee’s rights in any Tangible Research Property extend only to the specific Tangible Research Property delivered by WU to Licensee. Accordingly, Licensee shall have no right to any tangible research property retained by WU including, without limitation, any original tangible research property that may be retained by WU and on which the Tangible Research Property delivered to Licensee may be based. No license or right is granted by WU, by implication or otherwise, to any patent other than the Patent Rights. Other than the licenses expressly granted in Sections 2.1, 2.2 and 2.3 above, all rights in and to the Patent Rights, the Tangible Research Property and any Technical Information are hereby reserved by WU. Licensee agrees not to practice or use the Patent Rights, the Tangible Research Property and/or the Technical Information or do any act in respect thereof outside the scope of the licenses expressly granted above including, without limitation, providing any Tangible Research Property to any third party. Licensee further agrees that it will not do any act or thing which would in any way contest WU’s ownership in, or otherwise derogate from the ownership by WU, of any rights in the Patent Rights, the Tangible Research Property and/or Technical Information. In furtherance of the foregoing but without limiting the generality thereof, Licensee agrees not to register or attempt to register in the Territory or elsewhere any rights in the Patent Rights, the Tangible Research Property and/or Technical Information or to assist any third party to do so.

2.8          Markings. Licensee shall ensure that appropriate markings, such as “Patent Pending” or the Patent Rights patent numbers or application serial numbers, appear, in accordance with each country’s patent laws, on all Licensed Products (or their packaging, as appropriate) sold by or on behalf of Licensee.

2.9           Research Cross-License. Licensee hereby grants to WU and WU hereby accepts, a non-transferable, non-exclusive, perpetual, irrevocable, fully paid up, license, for research and education purposes only, under any and all applicable patents, copyright registrations or other intellectual property rights, to make and use any and all inventions, discoveries or improvements conceived of or reduced to practice by Licensee during the Term of this Agreement and relating to the Patent Rights, Tangible Research Property or Technical Information. For the avoidance of doubt, the rights under this Section 2.9 do not include any right to make, use, sell or offer to sell any products or services for any commercial purpose.

2.10          Sublicensing.

2.10.1                      General. Subject to the further provisions of this Section 2.10, Licensee may grant sublicenses of the licenses granted to Licensee in Sections 2.1, 2.2 and 2.3 above to third parties by entering into a written agreement with any such third party (each such agreement shall be referred to herein as a “Sublicense” and each such third party shall be referred to herein as a “Sublicensee”). Only Licensee (and not any Sublicensee) may enter into a Sublicense, and each Sublicense shall expressly prohibit the Sublicensee from granting further sublicenses.

2.10.2                      Requirements of each Sublicense Agreement. Licensee agrees that it will require all Sublicensees to comply with the terms and conditions set forth in this Agreement and applicable to Licensee. In furtherance of the foregoing but without limiting the generality thereof, each Sublicense shall, for the express benefit of WU, bind the Sublicensee to terms and conditions no less favorable to WU than those between WU and Licensee contained in this Agreement. To the extent that any term, condition, or limitation of any Sublicense is inconsistent with the terms, conditions and limitations contained in this Agreement, such term, condition, and/or limitation shall be null and void against WU. Without in any way narrowing or limiting the scope of the foregoing provisions of this Section 2.10.2, all Sublicenses shall contain the terms and conditions set forth in Exhibit D hereto. Within thirty (30) days after the effective date of any Sublicense, Licensee shall provide WU a complete copy of the Sublicense including, without limitation, any and all exhibits and/or attachments thereto. If the Sublicense is written in a language other than English, the copy of the Sublicense shall be accompanied by a complete translation written in English. Upon delivery of such translation to WU, Licensee shall be deemed to represent and warrant to WU that such translation is a true and accurate translation of the Sublicense.

2.10.3                      Primary Liability. Licensee will be primarily liable to WU for all acts, errors or omissions of a Sublicensee. Any act, error or omission of a Sublicensee that would be a breach of this Agreement if imputed to Licensee will be deemed to be a breach of this Agreement by Licensee.

3.
Development Plan.

3.1        Development Plan. Licensee represents and warrants that (a) the Development Plan contains Licensee’s good faith, bona fide plans for commercializing Licensed Products as rapidly and extensively as practicable, and (b) Licensee has the knowledge, expertise, experience and resources to fully carry out such plans.

3.2        Development Plan Milestones. Licensee agrees to use its best efforts to meet any and all milestones set forth above and in the Development Plan on or before the times set forth in the Development Plan including, without limitation, the development milestones for each Licensed Product and any Licensed Services.

3.3        Progress Reports. Licensee will deliver to WU written reports on Licensee’s progress against the Development Plan no later than January 31 and July 31 of the first two calendar years following the calendar year in which the Effective Date falls, and no later than January 31 of each calendar year thereafter. Each such report will set forth Licensee’s progress against the Development Plan in reasonable detail including, without limitation, the progress achieved and any problems encountered in the development, prototyping, evaluation, testing, manufacture, Sale, and/or marketing of, as applicable, each Licensed Product and any Licensed Services. Each such report will identify in detail any financial investment, grant or other source of funding awarded or provided to Licensee that is used in part or in while to develop, evaluate, test, manufacture, sell and/or market a Licensed Product and/or Licensed Service. Upon reasonable request by WU from time-to-time, Licensee will meet with WU to consult with WU about Licensee’s then-current progress against the Development Plan.

3.4        Changes to Development Plan. Licensee may not amend, change or otherwise modify the Development Plan without the written consent of WU.

4.
Diligence.

               4.1        Licensee agrees to, throughout the term of this Agreement, use its best efforts to develop, manufacture, promote and sell Licensed Products and to perform any Licensed Services, in each instance throughout the Territory and in the Field in accordance with the milestones set forth in Exhibit F.

               4.2        Should WU conclude in its reasonable judgment that Licensee fails to meet the diligence requirements set out in Section 4.1 above, WU may notify Licensee of its conclusions and the basis therefore. The parties shall then undertake to resolve WU’s concerns through good faith negotiations for a period of 90 days. Should such negotiations fail to result in Licensee achieving a level of diligence consistent with its obligations under Section 4.1 above, in WU’s sole reasonable judgment, then WU may terminate the license in each specific sub-field where there has been insufficient best efforts or at WU option change the license in each specific sub-field where there has been insufficient best effort to a non-exclusive license.

5.
Fees, Payments and Royalties.

5.1        License Issue Fee. Within fifteen (15) days after the Effective Date, Licensee agrees to pay the License Issue Fee to WU. Such License Issue Fee shall be non-refundable and shall not be credited against any other payments that may be due hereunder.

5.2        License Maintenance Fee. On or before every anniversary of the Effective Date and until and including the anniversary following the First Commercial Sale of a Licensed Product or Licensed Service occurs in a primary country designated in the Development Plan, Licensee agrees to pay the License Maintenance Fee to WU. All License Maintenance Fees shall be non-refundable and shall not be credited against any other payments that may be due hereunder. Following the first Sale of License Product, Licensee’s obligations for this payment will cease and transfer to the Minimum Royalties per Section 5.4. Payments due under this section will be made on a prorated annual basis.

5.3           Royalties.

5.3.1           Licensed Products. For each Licensed Product made or sold by or for Licensee and/or Sublicensee within the Territory, Licensee agrees to pay WU an earned royalty equal to the Patent Royalty Rate of Net Sales if there is a Valid Claim in at least one of the country of manufacture or country of Sale or equal to the Non-Patent Royalty Rate of Net Sales if there is no Valid Claim in both the countries of manufacture and Sale. Such earned royalties shall be paid by Licensee within thirty (30) days after the end of each Calendar Half in which the Sale of the Licensed Products to which such earned royalties occurs. If a Licensed Product is sold in combination with another product (“Combination Product”) on which licensee is obligated to pay royalties, the Patent Royalty Rate used shall be the Patent Royalty Rate if the Licensed Product were sold alone multiplied by the ratio A/(A+B), where A = the cost of the Licensed Product if sold alone and B = cost of the Combination Product if sold alone, such that this ratio not be lower than 0.5, where B is an active ingredient and not an excipient, carrier, diluents or filler.

5.3.2           Licensed Services. Licensee agrees to pay WU an earned royalty equal to the Patent Royalty Rate of the total gross revenues generated, directly or indirectly, by Licensee and/or Sublicensee from the performance of the Licensed Services if there is a Valid Claim in the country in which the Licensed Services were performed or equal to the Non-Patent Royalty Rate of the total gross revenues generated, directly or indirectly, by Licensee from the performance of the Licensed Services if there is no Valid Claim in the country in which the Licensed Services were performed. Such earned royalties shall be paid by Licensee within thirty (30) days after the end of each Calendar Half in which the performance of the Licensed Services occurs. if a Licensed Service is sold in combination with another product (“Combination Service”) on which licensee is obligated to pay royalties, the Patent Royalty Rate used shall be the Patent Royalty Rate if the Licensed Service were sold alone multiplied by the ratio A/(A+B), where A = the cost of the Licensed Service if sold alone and B = cost of the Combination Product if sold alone, such that this ratio not be lower than 0.5.

5.4         Minimum Royalties. Commencing with the Calendar Half in which the First Commercial Sale occurs and continuing thereafter throughout the term of this Agreement, Licensee agrees to pay WU a minimum royalty equal to the Minimum Royalty for each Calendar Half as an advance against the royalties due under Section 5.3.1 above. Such Minimum Royalties shall be due on January 31 and July 31 of each Calendar Half.

5.5          Milestone Payments. Licensee agrees to pay WU milestone payments in the amounts set forth in the Preamble, herein above, within thirty (30) days after the date that the applicable milestone is met

5.6         Clarifications. For the avoidance of doubt, no multiple royalty will be required to be paid because a Licensed Product or its manufacture, use, Sale or importation is covered by more than one Valid Claim or patent or patent application within the Patent Rights. A Sale of a Licensed Product will be deemed to have been made at the time Licensee or a Sublicensee (or anyone acting on behalf of or for the benefit of Licensee or its Sublicensees) first invoices, ships, or receives value for a Licensed Product. Similarly, the performance of a Licensed Service shall be deemed to have been performed at the time Licensee or a Sublicensee (or anyone acting on behalf of or for the benefit of Licensee or its Sublicensees) first invoices or receives value for a Licensed Service. In order to ensure that WU obtains the full amount of royalty payments contemplated in this Agreement, if any Licensed Product is sold or transferred internally within Licensee or any Sublicensee or other third party with whom Licensee has any agreement or arrangement regarding consideration (including but not limited to an option to purchase stock, stock ownership, division of profits, or special rebates or allowances), the amount of the Sale shall be deemed to be the greater of (a) the price at which the Licensed Product is resold to the end user or (b) the fair market value of the Licensed Product. Similarly, if any Licensed Service is performed internally within Licensee or any Sublicensee or other third party with whom Licensee has any agreement or arrangement regarding consideration (including but not limited to an option to purchase stock, stock ownership, division of profits, or special rebates or allowances), the amount of revenue received by Licensee for such performance shall be deemed to be the greater of (a) the price at which the Licensed Service is resold to the end user or (b) the fair market value of the Licensed Service.

5.7           Sublicensing Revenue Obligations. Licensee shall pay to WU the percentage of Sublicensing Revenue identified in the Preamble above within thirty (30) days of the end of the Calendar Half in which Licensee receives the Sublicensing Revenue.

6.
Place and Method of Payment; Reports and Records; Audit; Interest.

6.1           Method of Payment. All dollar ($) amounts referred to in this Agreement are expressed in United States dollars. All payments to WU shall be made in United States dollars by check or electronic transfer payable to "Washington University." Any Sales revenues for Licensed Products or revenue for Licensed Services in currency other than United States dollars shall be converted to United States dollars at the conversion rate for the foreign currency as published in the Eastern edition of The Wall Street Journal as of the last business day in the United States of the applicable Calendar Half.

6.2           Place of Payment. Checks shall reference WU Contract Number 004446-0011and shall be sent to:

Accounting Department
Office of Technology Management
Washington University in St. Louis
660 South Euclid Avenue, CB 8013
St. Louis, MO 63110

All payments shall include the WU Contract Number to ensure accurate crediting to Licensee’s account. Electronic transfers shall be made to a bank account designated in writing by WU.

6.3           Reports. Within forty-five (45) days after the end of each Calendar Half in which a Licensed Product is Sold or made or in which a Licensed Service is performed, Licensee shall deliver to WU, a written report setting forth the calculation of all amounts due to Licensee under Sections 5.3 and 5.5 above for such Calendar Half. For Licensed Products, each such report shall show, at a minimum, (a) the number of Licensed Products in inventory at the beginning of such Calendar Half, (b) the number of Licensed Products Sold and amount of Sales by country during such Calendar Half, (c) the number of Licensed Products in inventory at the end of such Calendar Half, (d) the gross receipts for Sales of Licensed Products during such Calendar Half including total amounts invoiced and received, (e) any Permissible Deductions giving totals by each type for such Calendar Half, (f) Net Sales of Licensed Products by country for such Calendar Half, (g) royalties, fees and payments due to WU for such Calendar Half, giving totals for each category, and (h) earned royalty amounts credited against minimum royalty payments for such Calendar Half. For Licensed Services, each such report shall show, at a minimum, (a) the number of Licensed Services performed during such Calendar Half and a description of such Licensed Services, (b) the total gross revenues by country for Licensed Services during such Calendar Half including total amounts invoiced and received, and (c) royalties due to WU for such Calendar Half, giving totals for each category.

6.4          Books and Records. Licensee shall maintain complete and accurate books of account and records that would enable an independent auditor to verify the amounts paid as royalties, fees and payments under this Agreement. The books and records must be maintained for ten years following the Calendar Half after submission of the reports required by this Agreement. Upon reasonable notice by WU, Licensee must give WU (or auditors or inspectors appointed by and representing WU) access to all books and records relating to Sales of Licensed Products by Licensee and the performance of Licensed Services by Licensee to conduct, at WU’s expense, an audit or review of those books and records. This access must be available at least once every six (6) months, during regular business hours, during the term of this Agreement and for the three calendar years following the year in which termination or expiration of this Agreement occurs. If any such audit or review determines that Licensee has underpaid royalties by 5% or more for any Calendar Half, Licensee shall (a) reimburse WU for the costs and expenses of the accountants and auditors in connection with the review and audit, and (b) immediately pay WU the amount of such underpayment along with interest on the past due amount as provided in Section 6.5 below.

6.5           Interest and Collection. Any amounts not paid by Licensee to WU when due shall accrue interest, from the date thirty (30) days after the balance is due at an interest rate of 1.5% per month or portion of a month. In addition, Licensee will reimburse WU for all reasonable costs and expenses incurred (including reasonable attorneys’ fees) in collecting any overdue amounts.

6.6          Foreign Taxes. Payments shall be paid to WU free and clear of all foreign taxes. If laws, rules or regulations require withholding of income taxes of other rates imposed upon payments set forth in this Agreement, Licensee shall make such withholding payments as required and without subtracting such withholding payments from such payments to WU. Licensee shall submit appropriate proof of payment of the withholding rates to WU within a reasonable period of time. Licensee shall use efforts consistent with its usual business practices to minimize the extent of any withholding taxes imposed under the provisions of the current or any future double taxation treaties or agreement between foreign countries, and the parties shall cooperate with each other with respect thereto, with the appropriate party under the circumstances providing the documentation required under such treaty or agreement to claim benefits thereunder.

7.
Confidentiality.

7.1          Definition of Confidential Information. The parties acknowledge that, prior to and during the Term of this Agreement, the parties may disclose to one another scientific, technical, trade secret, business, or other information which is treated by the disclosing Party as confidential or proprietary, including but not limited to unpublished Patent Rights patent applications, Technical Information, and Tangible Research Property. (hereinafter referred to as “Confidential Information”). Both parties agree that in order to ensure that each party understands which information is deemed to be confidential, all Confidential Information will be in written form and clearly marked as “Confidential,” and if the Confidential Information is initially disclosed in oral or some other non-written form, it will be confirmed and summarized in writing and clearly marked as “Confidential” within thirty (30) days of disclosure. The receiving party shall hold such Confidential Information in confidence and shall treat such information in the same manner as it treats its own confidential information but not less than with a reasonable degree of care. In recognition that WU is a non-commercial, academic institution, Licensee agrees to limit to the extent possible the delivery of Licensee Confidential Information to WU. WU retains the right to refuse to accept any such information or data from Licensee which it does not consider to be essential to this Agreement or which it believes to be improperly designated, for any reason, but such refusal shall not eliminate the obligation of the individual making such a determination from treating such information as confidential hereunder where such information has been read by such individual. The Confidential Information provided to the receiving party will remain the property of the disclosing party, and will be disclosed only to those persons necessary for the performance of this Agreement. No indirect or consequential damages or damages based on loss of profits or market share are contemplated or recoverable for breach of confidentiality.

7.2          Exclusions. Confidential Information does not include information that (a) was known to the receiving party prior to receipt from the disclosing party as evidenced by the receiving party’s records; (b) is or becomes part of the public domain through no act by or on behalf of the receiving party; (c) is lawfully received by the receiving party from a third party without any restrictions, and/or (d) comprises identical subject matter to that which had been originally and independently developed by the receiving party personnel without knowledge or use of any Confidential Information as evidenced by the receiving party’s records.

7.3           General Obligations. Subject to Section 2.5 above and to Sections 7.5 and 7.6 below, the receiving party agrees that during the term of this Agreement and forever thereafter it will (a) refrain from disclosing any Confidential Information to third parties, (b) disclose Confidential Information to only those employees of the receiving party necessary for the receiving party to use the Confidential Information in accordance with this Agreement and who are subject to restrictions on use and disclosure at least as restrictive as those set forth in this Agreement, (c) keep confidential the Confidential Information, and (d) except for use in accordance with the licenses which are expressly granted in this Agreement, refrain from using Confidential Information.

7.4         No License. By disclosing the WU Confidential Information to Licensee, WU does not grant any express or implied rights to Licensee under any patents, copyrights, trademarks, or trade secrets. WU reserves, without prejudice, the ability to protect its rights under any such patents, copyrights, trademarks, or trade secrets.

7.5        Judicial Procedures. The receiving party may, to the extent necessary, disclose the disclosing party’s Confidential Information in accordance with a judicial or other governmental order, provided that the receiving party either (a) gives the disclosing party reasonable notice prior to such disclosure to allow the disclosing party a reasonable opportunity to seek a protective order or equivalent, or (b) obtains written assurance from the applicable judicial or governmental entity that it will afford the Confidential Information the highest level of protection afforded under applicable law or regulation.

7.6        Governmental Approvals. Licensee may, to the extent necessary, use and disclose the Confidential Information to secure governmental approval to clinically test or market a Licensed Product or Licensed Service, or, if applicable, to secure patent protection for an invention within the Patent Rights. Licensee will, in any such event, take all reasonably available steps to maintain the confidentiality of the disclosed Confidential Information and to guard against any further disclosure.

8.
Representations and Warranties.

8.1        Authority. Each of WU and Licensee represents and warrants to the other of them that (a) this Agreement has been duly executed and delivered and constitutes a valid and binding agreement enforceable against such party in accordance with its terms, (b) no authorization or approval from any third party is required in connection with such party’s execution, delivery, or performance of this Agreement, and (c) the execution, delivery, and performance of this Agreement does not violate the laws of any jurisdiction or the terms or conditions of any other agreement to which it is a party or by which it is otherwise bound.

8.2        Compliance with Laws. Licensee represents and warrants that it will (a) use the Patent Rights, Tangible Research Property and Technical Information only to exploit the license rights granted in Sections 2.1, 2.2 and 2.3 in accordance with the provisions of this Agreement and with such laws, rules, regulations, government permissions and standards as may be applicable thereto in the Territory and in the Field, and (b) otherwise comply with all laws, rules, regulations, government permissions and standards as may be applicable to Licensee in the Territory with respect to the performance by Licensee of its obligations hereunder.

8.3       Reports and Statements. Licensee warrants that all reports and/or statements provided by Licensee hereunder are true and correct and are certified true and correct by Licensee upon delivery to WU.

8.4       Additional Warranties of Licensee. Licensee represents and warrants that (a) it has obtained the insurance coverage required by Article 11 below, and (b) there is no pending litigation and no threatened claims against it that could impair its ability or capacity to perform and fulfill its duties and obligations under this Agreement.

8.5       Additional Warranties of WU. WU represents and warrants that (a) it has in place an intellectual property policy that provides for its ownership (subject to any rights retained by the U.S. government by operation of law) of the Patent Rights, Technical Information and Tangible Research Property; (b) as of the Effective Date, it has received no notice of any third party claims against WU challenging WU’s ownership or control of the Patent Rights, Technical Information and Tangible Research Property; and (c) it has obtained assignments from all WU inventors named in patent applications within the Patent Rights assigning to WU all their right, title and interest in and to the Patent Rights.

9.
Application, Prosecution and Maintenance of Patent Rights.

9.1           Patent Applications. WU has the sole right to control the preparation, filing, prosecution, issue and maintenance of Patent Rights patents and applications. Subject to compliance by Licensee of the terms and conditions of this Agreement (including, without limitation, Section 9.2 below),WU will (a) prosecute and maintain the applications and patents within the Patent Rights, and (b) prepare, file and prosecute additional applications within the Patent Rights as Licensee may reasonably request, in WU's name at Licensee’s sole cost and expense. WU will select qualified outside patent counsel and corresponding foreign associates reasonably acceptable to Licensee to prepare, file, prosecute and maintain U.S. patents/applications and foreign counterparts within the Patent Rights. WU will consult with Licensee regarding the prosecution of Patent Rights patent applications including, without limitation, providing Licensee a reasonable opportunity to review and comment on proposed submissions to any patent office before the submission is filed. WU will keep Licensee reasonably informed of the status of Patent Rights patents and applications by timely giving Licensee copies of significant communications relating to such Patent Rights that are received from any patent office or outside patent counsel of record or foreign associate.

9.2           Costs and Expenses. Subject to Section 9.3 below, Licensee agrees to reimburse WU for all reasonable costs and expenses incurred by WU in connection with the preparation, filing, prosecution, issue and/or maintenance of patents and applications within the Patent Rights both prior to the Effective Date on patent actions authorized by Licensee and anytime thereafter during the term of this Agreement provided WU provides Licensee notice of such fees before the date on which the applicable cost or expense is to be incurred by WU. Licensee agrees to pay WU the amount of any such reimbursement within thirty (30) days after receipt by Licensee of documentation for any such costs and expenses, which WU may provide to Licensee from time-to-time.

9.3           Failure to Reimburse. Licensee may elect not to reimburse WU for amounts due under Section 9.2 in respect to one or more Patent Rights patent and/or applications only by giving WU notice of such election at least thirty (30) days before the date on which the applicable cost or expense is to be incurred by WU (each an “Election Notice”). For purposes of this Section 9.3, a cost or expense shall be deemed to be incurred by WU on the earlier of (a) the date WU actually pays the cost or expense, or (b) the date WU becomes obligated to pay the cost or expense (which, for example, shall be the date WU engages a third party to perform any service which gives rise to any such cost or expense). Any such Election Notice shall specify the Patent Rights patents and/or applications to which such Election Notice relates (“Elected Patent Rights”). In the event any Election Notice is given by Licensee, (a) the term “Patent Rights” shall be modified to exclude, as applicable, such Elected Patent Rights, (b) the term “Technical Information” shall be modified to exclude any research and development information, unpatented inventions, know-how, data, methods, and technical data and information no longer necessary for the exploitation of the license granted to the remaining Patent Rights, and (c) the term “Tangible Research Property” shall be modified to exclude any and all research tools and other personal property that WU may have provided to Licensee that is no longer necessary for the exploitation of the license granted to the remaining Patent Rights, in each instance as of the date the Election Notice is given. Accordingly, and for the avoidance of doubt, as of the date the Election Notice is given, the license to the Elected Patent Rights, the applicable Technical Information and the applicable Tangible Research Property granted to Licensee under Sections 2.1, 2.2 and 2.3 above shall terminate, and WU shall be free, without any further obligation to Licensee whatsoever, to abandon the applications or patents subject to the Election Notice, or to continue prosecution or maintenance, for WU’s sole use and benefit, including a license to unrelated third parties, at WU’s option. Licensee agrees to deliver to WU, along with any Election Notice, all Technical Information and Tangible Research Property to which such Election Notice relates. For the avoidance of doubt, WU will not refund any amounts paid under Section 9.2 to WU prior to WU’s receipt of an Election Notice.

9.4           Community of Interest. The Parties desire to avail themselves to the maximum extent possible of all applicable legal privileges. The Parties intend that information regarding the preparation, filing, prosecution and maintenance of the applications and patents within the Patent Rights (“Shared Information”) that would otherwise be subject to one or more legal privileges or protections is and shall be subject to those same privileges and protections despite the fact that it has been developed by or exchanged between or among them and/or their joint or independent counsel. The Parties further intend that Shared Information is and shall be subject to the joint defense doctrine and common interest/community of interest doctrine as recognized in such cases as Hunydee v. United States, 355 F.2d 183 (9th Cir. 1965), Continental Oil Company v. United States, 330 F.2d 347 (9th Cir. 1964), In re University of California, 101 F.3d 1386 (Fed. Cir. 1996), and In re Spalding Sports Worldwide, Inc., 203 F.3d 800 (Fed. Cir. 2000), including the cases cited therein. The Parties acknowledge that the legal privileges and protections pertaining to Shared Information are held jointly by all Parties, and that no individual Party is authorized to waive any such privilege or protection. Further, this Agreement shall not affect the ethical, fiduciary or other obligations inherent in those attorney-client relationships other than to extend the cloak of confidentiality and privilege to the Shared Information as provided herein. Each Party agrees that Shared Information obtained from another Party or developed jointly shall be used only for the preparation and prosecution of the Licensed Patents and for no other purpose. Each Party agrees to keep Shared Information confidential, disclose Shared Information within each Party only to those individuals who have a business need to know the information and not to disclose Shared Information to any person or firm not a Party to this License Agreement.

10.
Infringement, Enforcement, and Defense.

10.1          Notice of Infringement. Throughout the term of this Agreement, each of WU and Licensee agree to give the other prompt notice of (a) any known or suspected infringement of the Patent Rights or unauthorized use or disclosure of the Technical Information and/or Tangible Research Property in the Territory, and (b) any claim that a Licensed Product or Licensed Service infringes the intellectual property rights of a third party.

10.2              Patent Rights.

10.2.1                     Enforcement. Licensee, at its sole expense, will attempt to stop promptly any infringement of the Patent Rights in the Territory. Upon receipt of WU’s written consent, such consent not to be unreasonably withheld, Licensee may initiate and prosecute actions in its own name or, if required by law, in WU’s name against third parties for infringement of the Patent Rights in the Territory through outside counsel of Licensee’s choice who are reasonably acceptable to WU. Licensee shall consult with WU prior to and in conjunction with all significant issues, shall keep WU informed of all proceedings, and shall provide copies to WU of all pleadings, legal analyses, and other papers related to such actions. WU will provide reasonable assistance to Licensee in prosecuting any such actions. If Licensee fails or declines to take any action under this Section 10.2.1 within a reasonable time after learning of the infringement of the Patent Rights, WU shall have the right (but not the obligation) to take appropriate actions including, without limitation, filing a lawsuit. Licensee will provide reasonable assistance to WU in prosecuting, resolving and/or settling any such actions In the event a third party alleged to have infringed the Patent Rights brings a declaratory judgment action against Licensee, Licensee may at its sole discretion decline to litigate the declaratory judgment action or initiate action for the alleged infringement in question.  Should Licensee decline to litigate a declaratory judgment action, WU shall have the right (but not the obligation) to defend Licensee and the Patent Rights at WU's sole expense and direction.  Licensee will provide reasonable assistance to WU in prosecuting, defending, resolving and/or settling such action. Nothing under this Section 10.2.1 shall be construed to require Licensee to initiate or prosecute an action for patent infringement against third parties.

10.2.2                      Restrictions on Settlement. Notwithstanding anything in this Agreement to the contrary, Licensee may not, without the advanced written consent of WU, settle, compromise, or otherwise enter into any form of settlement (or other similar agreement) regarding any claim of action brought under Section 10.2.1 above that either (a) admits liability on the part of WU, (b) otherwise negatively affects the rights of WU or imposes any liability, restrictions or obligation upon WU, (c) requires any financial payment by WU, (d) concedes or otherwise portions the Territory and/or (e) grants rights or concessions to a third party to the Patent Rights, any Licensed Products, any Licensed Services.

10.2.3                      Proceeds. If Licensee obtains any value, payment or compensation of any type or kind as a result of any claim brought pursuant to Section 10.2.1 above, such proceeds shall be distributed in accordance with the further provisions of this Section 10.2.3. Licensee shall pay to WU a percentage of any and all proceeds equal to the Patent Royalty Rate.

10.3           Technical Information. WU shall have the exclusive right (but not the obligation) to institute legal action against any third party arising out of such third party’s actual or threatened infringement or misappropriation of the Technical Information, and WU shall retain any and all proceeds from any such actions. Licensee shall have no right to make any demands or claims, bring suit, effect any settlements or take any other action with respect to any such infringement or misappropriation without the prior written consent of WU.

11.
Indemnification.

11.1           Notwithstanding anything else in this Agreement, Licensee agrees to indemnify, reimburse and hold harmless WU, WU personnel, the principal investigator, WU’s Affiliates, and each of their respective present trustees, faculty, staff, employees, students, directors, officers, agents, successors and assigns (altogether the “WU Indemnitees”) from, for and against any and all judgments, settlements, losses, expenses, damages and/or liabilities (the “Losses”) and any and all court costs, attorneys’ fees, and expert witness fees and expenses (“Fees”) that a WU Indemnitee may incur from any and all allegations, claims, suits, actions or proceedings (the “Claims”) arising out of, relating to, or incidental to Licensee’s breach of this Agreement or its use, commercialization, or other exploitation of WU deliverables, whether by or through Licensee, and including all Claims for infringement, injury to business, personal injury and product liability, but excluding Losses, not Fees, to the extent they are adjudicated by a Court of competent jurisdiction to be caused by the gross negligence or willful misconduct of a WU Indemnitee.

11.2           WU agrees to indemnify, reimburse and hold harmless Licensee, Licensee personnel, Licensee’s Affiliates, and its present staff, employees, directors, officers, agents, successors and assigns (together the “Licensee Indemnitees”) from, for and against any and all Losses and Fees that a Licensee Indemnitee may incur from any and all Claims by WU Indemnitees arising out of, relating to, or incidental to WU’s activities pursuant to this Agreement, including, without limitation, WU’s use, storage or handling of company property at WU.

11.3           Obligations set forth in this section shall survive termination of this Agreement, shall continue even after assignment of rights and responsibilities, and shall not be limited by any provision of this Agreement outside this section. A party seeking indemnification under this Agreement shall: (a) give the indemnifying party prompt written notice of the Claim; (b) cooperate with the indemnifying party, at the indemnifying party’s expense, in connection with the defense and settlement of the Claim; and (c) not settle or compromise the Claim without the written consent of the indemnifying party, which shall not be unreasonably withheld. An indemnifying party may satisfy its duty to indemnify for Fees by accepting an irrevocable duty to defend the Claim on behalf of the Indemnitees without a reservation of rights, at which time the indemnifying party shall be entitled to conduct and direct the defense of Indemnitees against such Claim using attorneys of its own selection; for all other Claims, the Indemnitee shall be entitled to conduct and direct its own defense and that of other Indemnitees using attorneys of its own selection with Fees subject to the indemnifying party’s ongoing obligation to indemnify for Fees.

12.
Insurance.

Throughout the Term of this Agreement and for a period of five (5) years thereafter, Licensee shall obtain and maintain comprehensive general liability and product liability insurance, naming WU as an additional insured, with carrier(s) having at least A.M. Best ratings/class sizes of A/VII and in the following minimum annual limits: From the Effective Date until the date at least one day prior to the First Commercial Sale or clinical study: $2,000,000 per occurrence and $5,000,000 in the aggregate; and from the date at least one day prior to the First Commercial Sale or clinical study: $5,000,000 per occurrence and $10,000,000 in the aggregate.

Licensee will provide WU with a certificate of insurance within thirty days of execution of this Agreement and annually thereafter. The certificates must provide that Licensee’s insurer will notify WU in writing at least thirty (30) days prior to cancellation or material change in coverage. The specified minimum insurance coverage and limits do not constitute a limitation on Licensee’s liability or obligation to indemnify or defend under this Agreement.

13.
Term and Termination.

13.1        Term. The Term of this Agreement is defined in the Preamble and is subject to earlier termination as provided herein.

13.2        Termination By Licensee. Licensee may terminate this Agreement without cause by (a) giving notice thereof to WU, and (b) paying WU, along with such notice, all amounts due and owing to WU under this Agreement as of the date of termination and a termination fee (“Termination Fee”). Any such termination shall be effective on the date such notice is given along with the Termination Fee. The Termination Fee shall be an amount equal to all amounts that would have come due under this Agreement (absent termination) under Sections 5.2, 5.4 and 5.5 above in the one hundred twenty (120) day period after the effective date of termination.

13.3        Termination by WU. WU may terminate this Agreement by giving notice thereof to Licensee upon the occurrence of any one or more of the following events (in which event this Agreement shall terminate on the date such notice is given): (a) Licensee fails to meet any of the milestones set forth in the Development Plan and/or in Exhibit F on or before the times set forth in the Development Plan (regardless of whether Licensee has used its best efforts to do so) and fails to remedy such failure within sixty (60) days after WU gives Licensee notice of such failure, (b) Licensee breaches any other written agreement between Licensee and WU (and/or defaults in any obligation to WU outside the scope of this Agreement) and Licensee fails to remedy such breach (or default) within sixty (60) days after WU gives Licensee notice of, as applicable, such breach or default, (c)  Licensee exercises, or attempts or offers to exercise, any rights with respect to the Patent Rights and/or the Technical Information outside the scope of the licenses granted to Licensee in Article 2 above, (d) Licensee breaches any provision of Article 6 above, and/or (e) Licensee (i) becomes insolvent, bankrupt, or is otherwise unable to pay its debt(s) to WU by the due date(s), or (ii) Licensee suffers the appointment of a receiver, receiver and manager, or administrative receiver of the whole or any part of its assets or undertaking, (iii) a resolution is passed, for its winding up (other than for the purpose of amalgamation or reconstruction),.

13.4        Breach and Failure to Cure. WU may terminate this Agreement by giving notice thereof to Licensee in the event Licensee commits a breach of any provision of this Agreement (other than a breach of the type contemplated by Section 13.3 above) and fails to cure such breach within sixty (60) days after the day that WU gives Licensee notice of such breach. Such termination shall be effective on the date such notice of termination is given. Licensee may terminate this Agreement by giving notice thereof to WU in the event WU commits a breach of any provision of this Agreement and fails to cure such breach within thirty (30) days after the day that Licensee gives notice to WU of such breach, and such termination shall be effective on the date such notice of termination is given.

13.5        Duties Upon Expiration or Earlier Termination. For the avoidance of doubt, on the date of expiration or earlier termination of this Agreement, all license rights granted to Licensee under Article 2 above shall terminate. Licensee agrees to, promptly upon the expiration or earlier termination of this Agreement, deliver to WU all originals, copies, reproductions and summaries of all Tangible Research Property, Technical Information and Confidential Information, in each instance in the format in which it exists at the time of expiration or earlier termination of this Agreement, or in another mutually agreed format. Within ten (10) days after the expiration or earlier termination of this Agreement for any reason whatsoever, Licensee agrees to deliver a written report to WU of all Licensed Products in inventory. If this Agreement terminates before the expiration of the last-to-expire Patent Rights, then, upon the termination of this Agreement, Licensee agrees (a) to immediately discontinue the exportation of Licensed Products that were made in the Territory, (b) to immediately discontinue the manufacture, Sale and distribution of the Licensed Products in the Territory and the performance of Licensed Services in the Territory, (c) to immediately destroy all Licensed Products in inventory, and (d) not to manufacture, sell and/or distribute Licensed Products in the Territory until the expiration of applicable last-to-expire Patent Rights. If this Agreement expires, Licensee agrees to, within ten (10) days after the expiration of this Agreement, pay WU a royalty for the Licensed Products in inventory equal to the Royalty Rate of the then current market value of the Licensed Products in inventory.

13.6             Effect of Expiration or Earlier Termination. For the avoidance of doubt, the expiration or earlier termination of this Agreement shall not relieve Licensee of its obligation to account for and make payment to WU of any amount due hereunder including, without limitation, any royalties accrued during the Term of this Agreement and amounts under Section 9.2 and 13.2 above.

14.
Disclaimer and Limitation of Liability. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, EVERYTHING PROVIDED BY WU UNDER THIS AGREEMENT IS UNDERSTOOD TO BE EXPERIMENTAL IN NATURE, MAY HAVE HAZARDOUS PROPERTIES, AND IS PROVIDED WITHOUT ANY WARRANTY OF ANY KIND, EXPRESSED OR IMPLIED, INCLUDING WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, OR NON-INFRINGEMENT OF ANY THIRD-PARTY PATENT, TRADEMARK, COPYRIGHT OR ANY OTHER THIRD-PARTY RIGHT. WU MAKES NO WARRANTIES REGARDING THE QUALITY, ACCURACY, COMMERCIAL VIABILITY OR ANY OTHER ASPECT OF ITS PERFORMANCE PURSUANT TO THIS AGREEMENT OR REGARDING THE PERFORMANCE, VALIDITY, SAFETY, EFFICACY OR COMMERCIAL VIABILITY OF ANYTHING PROVIDED BY WU UNDER THIS AGREEMENT. IN NO EVENT SHALL WU OR LICENSEE BE LIABLE FOR ANY INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, WHETHER IN BREACH OF CONTRACT, TORT OR OTHERWISE, EVEN IF THE PARTY IS ADVISED OF THE POSSIBLITY OF SUCH DAMAGES. EXCEPT FOR THEIR RESPECTIVE INDEMNITY OBLIGATIONS, EACH OF WU’S AND LICENSEE’S AGGREGATE LIABILITY TO THE OTHER UNDER THIS AGREEMENT SHALL NOT EXCEED THE PAYMENTS MADE OR PAYMENTS DUE UNDER THIS AGREEMENT, RESPECTIVELY.

15.
General Provisions.

15.1         Import/Export Controls. In performing their respective obligations under the Agreement, the Parties will comply with United States export control and asset control laws, regulations, and orders, as they may be amended from time to time, applicable to the export or re-export of goods or services, including software, processes, or technical data. Such regulations include without limitation the Export Administration Regulations (“EAR”), International Traffic in Arms Regulations (“ITAR”), and regulations and orders administered by the Treasury Department’s Office of Foreign Assets Control (collectively, “Export Control Laws”). WU is not transferring any information or material outside of the United States under this Agreement and is providing no representation regarding the export control status or classification of any information or materials provided hereunder.

15.2         Entire Agreement; Amendment. This Agreement embodies the entire understanding of the parties and supersedes all other past and present communications and agreements relating to the subject matter. No amendment or modification of this Agreement shall be valid unless made in writing and signed by authorized representatives of both parties.

15.3         Governing Law, Jurisdiction and Venue. This Agreement shall be governed by and construed in accordance with the laws of the State Missouri, without regard to its rules or procedures involving conflicts of laws. All actions relating to this Agreement shall be brought exclusively in the United States District Court for the Eastern District of Missouri or the Circuit Court of St. Louis County, Missouri, if no federal subject matter jurisdiction exists. The Parties irrevocably waive all present and future objections to personal jurisdiction, forum or venue in such courts.

15.4        Survival. Each provision of this Agreement that would by its nature or terms survive, shall survive any termination or expiration of this Agreement, regardless of the cause. Such provisions include, without limitation, Sections 7, 8, 10, 11, 12, and 14.

15.5          Notices. Notices pursuant to this Agreement shall be to the following contacts and are effective when sent if sent by a commercial carrier’s overnight delivery service or when received if sent otherwise:

    Office of Technology Management
    Attention: Director
    Washington University in St. Louis
    660 South Euclid Avenue, CB 8013
    St. Louis, MO 63110

15.6        Assignment. This Agreement is binding upon and inures to the benefit of the Parties and their successors, but this Agreement may not be assigned by either party without the prior written consent of the other party.

15.7         Construction. The recitals and preamble to this Agreement, if any, are hereby incorporated as an integral part of this Agreement as if restated herein in full. Headings are included for convenience and reference only and are not incorporated as an integral part of this Agreement. This Agreement may be executed in any number of counterparts each of which shall be deemed an original and as executed shall constitute one agreement, binding on both parties, even though both parties do not sign the same counterpart.

15.8         Relationship of the Parties. Each Party is an independent contractor and not a partner or agent of the other Party. This Agreement will not be interpreted or construed as creating or evidencing any partnership or agency between the Parties or as imposing any partnership or agency obligation or liability upon either Party. Further, neither Party is authorized to, and will not, enter into or incur any agreement, contract, commitment, obligation or liability in the name of or otherwise on behalf of the other Party.

15.9        Severability. If any provision in this Agreement is held invalid, illegal, or unenforceable in any respect, such holding shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if it had never contained the invalid, illegal, or unenforceable provisions.

15.10       Remedies. The failure of either Party to insist upon or enforce strict performance by the other Party of any provision of this Agreement, or to exercise any right or remedy under this Agreement will not be interpreted or construed as a waiver or relinquishment of that Party's right to assert or rely upon any such provision, right or remedy in that or any other instance; rather, the same will be and remain in full force and effect. All rights and remedies under this Agreement are cumulative of every other such right or remedy and may be exercised concurrently or separately from time-to-time.

15.11        Use of Names. Neither Party may use the trademarks or name of the other Party or its employees for any commercial, advertisement, or promotional purposes without the prior written consent of the other with WU acting through an authorized corporate officer. If either party is required by law, governmental regulation, or its own authorship or conflict of interest policies to disclose its relationship with the other Party, including, but not limited to, in SEC filings, scientific publications or grant submissions, it shall provide the other Party with a copy of the disclosure.

15.12        Force Majeure. Neither WU nor Licensee will be liable for failure of or delay in performing obligations set forth in this Agreement, and neither will be deemed in breach of its obligations, other than for Payments, if such failure or delay is due to natural disasters or other causes reasonably beyond the control of a Party and reasonable notice of the delay is provided to the other Party.

15.13       WU Personnel. Licensee agrees that for all WU faculty or staff members who serve Licensee in the capacity of consultant, officer, employee, board member, advisor, or otherwise through a personal relationship with Licensee (a “Consultant”) (i) such Consultant shall serve the Licensee in his or her individual capacity, as an independent contractor, and not as an agent, employee or representative of WU; (ii) WU exercises no authority or control over such Consultant while acting in such capacity; (iii) WU receives no benefit from such activity; (iv) neither Licensee nor the Consultant may use WU resources in the course of such service; (v) WU makes no representations or warranties regarding such service and otherwise assumes no liability or obligation in connection with any such work or service undertaken by such Consultant; and (vi) any breach, error, or omission by a Consultant acting in the capacity set forth in this paragraph shall not be imputed or otherwise attributed to WU, and shall not constitute a breach of this Agreement by WU.

15.14             Further Acts. Each party shall, at the reasonable request of the other, execute and deliver to the other such instruments and/or documents and shall take such actions as may be required to more effectively carry out the terms of this Agreement.

15.15            Impact on Tax-Exempt Status.  WU advises (a) that it is exempt from federal income tax under Section 501(c) (3) of the Internal Revenue Code, (b) that maintenance of such exempt status is of critical importance to WU and to its members, and (c) that WU has entered into this Agreement with the expectation that there will be no adverse impact on its tax exempt status. As such, and if it becomes necessary, the parties agree to amend, modify or reform this Agreement as necessary (i) in order to ensure that there is no material adverse impact on WU's tax exempt status, and (ii) in a manner that preserves the economic terms of the Agreement as such are set forth in this Agreement.

The signatures of the undersigned indicate that they have read, understand and agree with the terms of this Agreement and have the authority to execute this Agreement on behalf of their represented Party and to bind their Party to all the terms of this Agreement.

WASHINGTON UNIVERSITY

By: /s/ Bradley J. Castanho, Ph.D.

Title:
Assistant Vice Chancellor for Research

Office of Technology Management

Washington University in St. Louis

LICENSEE

By:  /s/ Tom Varvaro

Title: CFO

Exhibit A
Initial Development Plan

(a) a definition and/or specification of each Licensed Product/Service planned for development,

Field 1	Dietary supplement, sports nutrition, foods with health claims, skincare/cosmetics
Field 2	food or drink products requiring FDA approval
Field 3	Consumer foods, such as dairy products, formulas, cereal
Field 4	Research (ref standard at $3000/gram)
Field 5	Pharmaceuticals

(b) the tasks to be performed by Licensee, its contractors to develop each Licensed Product to the point of commercialization, including estimated time schedules for specific tasks such as prototype development, beta testing, trials, product development, and market surveys and testing;
Product Development
ChromaDex embarked on an ambitious NR product development program to yield a commercially viable product. After careful review of the patent literature surrounding the synthesis of NR and 9 months of continuous experimentation, ChromaDex scientists have arrived at an improved synthetic chemistry approach that yields a high purity NR product with very good recoveries. While the methodolgy is sound and reproducible, the resultant material is not a commercially viable product. ChromaDex has contracted with two commercial partners to refine the methodology, generate a commericially viable product and scale up the resultant process to commercial production levels. Our expected availability of product is anticipated to be mid Q3 of 2013.
Product Profile, Commercial Viability and Impact on Plan
The business plan will be contigent upon having cost effective commercially viable product, therefore the timeline for commercial and clinical events will be represented at L + or -. L will represent the date ChromaDex has the availability of commercially viable product. Commercial viability is dependent on profile and cost.
Clinical Plan
Nicotinamide Riboside	PK	L + 3mos	Initial data to support dosing and safety
Nicotinamide Riboside	comparison to niacin in optimization of NAD pathway and its effects	L + 3mos	For cholesterol mainly, but other minor niacin comparisons (anti-oxidant, anti-inflammatory)
Nicotinamide Riboside	Weight loss, metabolism, and associated molecular markers	L + 6mos	This is based on NR conversion to NAD, and NAD's role in activating histone deacetylases (HDACs) which are used to control metabolism
Nicotinamide Riboside	Endurance and sports nutrition	L + 9 mos	Based on NR's position in the NAD recycling pathway following use in ATP production
Nicotinamide Riboside	Joint health	L + 15 mos	Based on a comparison to niacin's ability to increase range of motion, decrease pain, and act as an anti-inflammatory
Nicotinamide Riboside	Chemotherapy-induced neuropathy	L + 21mos	This ican be an OTC and ulitimatley a pharma inquiry

(c) the tasks to be performed to achieve regulatory approval or other certification of each Licensed Product/Service, including estimated time schedules for each;
Regulatory Plan
Self affirmed GRAS L+18 mos

(d) the identification of the primary country(ies) in which the Licensed Product(s)Service(s) will be sold and a good faith estimate of time of First Commercial Sale in the primary country(ies); and

Country Roll out
USA	Q3	2013
Canada	Q2	2015
Australia	Q2	2016
EU	Q4	2016
Asia	Q4	2017
(e) good faith estimates of Sales and income by Calendar Half for the next five calendar years including the first calendar year or partial calendar year following the Effective Date.]

Company Sales (USD)		Q3 2013	Q4 2013	1H 2014	2H 2014	1H 2015
Field 1	Dietary supplement, sports nutrition, foods with health claims	$125,000	$187,500	$437,500	$500,000	$625,000
Field 2	food or drink products requiring FDA approval	$0	$0	$0	$0	$0
Field 3	Consumer foods, such as dairy products, formulas, cereal	$0	$0	$0	$8,000	$20,000
Field 4	Research	$750	$750	$1,500	$1,500	$2,250
Total		$125,750	$188,250	$439,000	$509,500	$647,250

Company Sales (USD)		2H 2015	1H 2016	2H 2016	1H 2017	2H 2017
Field 1	Dietary supplement, sports nutrition, foods with health claims	$812,500	$1,000,000	$1,125,000	$1,250,000	$1,312,500
Field 2	food or drink products requiring FDA approval	$0	$10,000	$20,000	$30,000	$40,000
Field Field 3	Consumer foods, such as dairy products, formulas, cereal	$50,000	$60,000	$100,000	$150,000	$150,000
Field 4	Research	$2,250	$3,000	$3,000	$4,500	$4,500
Total		$864,750	$1,073,000	$1,248,000	$1,434,500	$1,507,000

Exhibit B
Tangible Research Properties

NAD biosynthetic pathway carboxy His-tag murine cDNAs that encode:

Nmnat1
Nmnat2
Nmnat3
Nrk1
Nrk2
Nampt

Exhibit C
Technical Information

Specific protocols from the laboratory of Jeffrey Milbrandt outlining experimental details of the prevention of axonal degradation by increased activity of NAD salvage pathway via NMNAT and Sir2

Exhibit D
Sublicense Agreement Provisions

Sublicensee agrees to indemnify and hold harmless WU Indemnitees to the same extent and under terms no less favorable to WU Indemnitees as Licensee’s obligations under Article 11 of this Agreement.

Sublicensee agrees to maintain insurance for WU’s benefit to the same extent and under terms no less favorable to WU as Licensee’s obligations under Article 12 of this Agreement.

Sublicensee agrees to maintain books and records and allow audits for WU’s benefit to the same extent and under terms no less favorable to WU as Licensee’s obligations under this Agreement.

If Licensee enters bankruptcy or receivership, voluntarily or involuntarily, sublicensing revenue then or thereafter due to Licensee will, upon notice from WU to any Sublicensee, become directly due and owing to WU for the account of Licensee. WU will remit to Licensee any amounts received that exceed the sum actually owed by Licensee to WU.

Washington University is a third party beneficiary of this Sublicense Agreement. Accordingly, Washington University may enforce this Agreement against Sublicensee to the same extent as the Sublicensor.

Exhibit E
Patent Rights

Application Type	Country	Application Number	Patent Number	Status

PCT	PCT	PCT/US2005/019524		Converted
Provisional	United States	60/577,233		Converted
Provisional	United States	60/641,330		Converted
Non-provisional application	United States	11/144,358	7,776,326	Granted
FOR - Foreign	EPO	5790283.5		Pending
FOR - Foreign	China	China 200580018114.8	ZL200580018114.8	Granted
Provisional	United States	60/886,854		Converted
PCT	PCT	PCT/US08/01085		Converted
FOR - Foreign	Canada	2676609		Pending
FOR - Foreign	Mexico	MX/A/2009/008022		Pending
Non-provisional application	United States	12/524,718		Pending
Divisional	United States	12/790,722		Pending

Exhibit F
Diligence Milestones

Market	Milestone	Timing
Field 1 (dietary supplement, sports nutrition, functional foods, skin care/cosmetic)	Commercial-scale production	12 months
	Cumulative sales >3kg	18 months
	$200K cumulative sales	24 months
	$1M cumulative sales	36 months
Field 2 (food/beverage with FDA approval)	Cumulative sales >3kg	36 months
	Cumulative sales >20kg	48 months
Field 3 (consumer foods)	Cumulative sales >3kg	24months
	$100K cumulative sales	36 months
	$500K cumulative sales	48months
Field 4 (research)	$5K cumulative sales	24 months
	$10K cumulative sales	36 months
Field 5 (pharmaceutical)	TBD	TBD